Exhibit 8.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

[                    ], 2004

Mechel Steel Group OAO

Krasnopresnenskaya Naberezhnaya 12

Moscow 123610

Russian Federation

Re:    Mechel Steel Group OAO: Registration Statement

on Form F-1 (Registration N. 333-            )

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Mechel Steel Group OAO, an open joint-stock company incorporated under the laws of the Russian Federation (the “Company”), in connection with the registration by the Company of [            ] common shares, which includes an over-allotment option with respect to [            ] common shares (together, the “Shares”) of the Company, nominal value 10 rubles per share, in the form of American depositary shares (the “ADSs”), each representing three Shares and evidenced by American depositary receipts (the “ADRs”), pursuant to: (i) a registration statement on Form F-1 under the U.S. Securities Act of 1933, as amended (the “Act”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on [            ], 2004 (File No. 333-            ), as amended to date and including the information deemed to be a part of the registration statement pursuant to Rule 430A of the Act (collectively, the “Registration Statement”); (ii) a registration statement with respect to the ADSs on Form F-6 under the Act, filed with the Commission on [            ], 2004 (No. 333-            ), as amended to date (the “ADS Registration Statement”); (iii) a Prospectus dated [            ], 2004 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus”); (iv) an underwriting agreement dated [            ], 2004, among UBS Investment Bank, as representative of the several underwriters named in the underwriting agreement (the “Underwriters”), the selling shareholders named in the underwriting agreement and the Company (the “Underwriting Agreement”); (v) and a Deposit Agreement dated as of July 27, 2004, by and among the Company, Deutsche Bank Trust Company Americas (the “Depositary”), and all Holders and Beneficial Owners (as such terms are defined therein) from time to time of the ADSs evidenced by ADRs issued thereunder (the “Deposit Agreement”).

In rendering our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Underwriting Agreement, the Deposit Agreement, the Registration Statement, the ADS Registration Statement, the Prospectus and the letter agreement between the Company and the Depositary dated [            ], 2004 regarding pre-releases of ADSs, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. For purposes of our opinion, we have assumed timely compliance by the parties to the agreements we have reviewed in connection with the transactions covered hereby, and the accuracy of the representations provided by such parties pursuant to such agreements.

In rendering our opinion, we have examined the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, judicial decisions, legislative history and such other authorities as we have deemed appropriate, all as of the date hereof. The statutory provisions, regulations, interpretations, and other authorities on which our opinion is based are subject to change, and such changes could apply retroactively.

We express no opinion as to any laws other than the federal income tax laws of the United States of America as of the date hereof.

Based on the facts and assumptions and subject to the limitations set forth in the Prospectus, it is our opinion that the statements in the Prospectus under the heading “Taxation—United States Federal Income Tax Considerations,” insofar as they purport to summarize certain provisions of specific statutes and regulations referred to therein, are accurate summaries in all material respects.

The foregoing opinion and the discussion contained in the Prospectus under the heading “Taxation—United States Federal Income Tax Considerations” represent our conclusions as to the application of existing law as of the date hereof. Our opinion is not binding on the Internal Revenue Service or the courts and no assurance can be given that the Internal Revenue Service will not assert contrary positions or that the law (including the interpretation thereof) will not change. We express no opinion either as to any matter not specifically covered by the foregoing opinion or as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

Any change in applicable law, which may change at any time, or a change in the facts, documents or agreements upon which our opinion is based and upon which we have relied, may affect the validity of the foregoing opinion. This firm undertakes no obligation to update this opinion in the event that there is either a change in the legal authorities, facts, documents or agreements upon which this opinion is based.

This opinion is furnished to you, and is for your use in connection with the transactions covered hereby upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent in each instance, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,